SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         St. Mary Land & Exploration Co.
              -----------------------------------------------------
                                (Name of Issuer)


                             Common Stock - Equity
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    792228108
             -----------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is  being paid with this statement [_].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 792228108                    13G                   Page 1 of 12 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Life Insurance Company of America
          13-2656036

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            184,500
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             61,000 (See pages 5 and 6)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             184,500
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       61,000 (See pages 5 and 6)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,000 (184,500 + 204,600 + 325,100 + 7,800 + 7,000 + 20,000 + 41,000)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.19%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IC

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 792228108                   13G                   Page 2 of 12 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Guardian Investor Services Corporation

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             544,500 (See pages 3-6)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       544,500 (See pages 3-6)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,000 (184,500 + 204,600 + 325,100 + 7,800 + 7,000 + 20,000 + 41,000)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.19%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 792228108                   13G                    Page 3 of 12 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Park Avenue Fund

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             204,600 (See page 2)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       204,600 (See page 2)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,000 (184,500 + 204,600 + 325,100 + 7,800 + 7,000 + 20,000 + 41,000)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.19%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 792228108                   13G                    Page 4 of 12 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Stock Fund, Inc.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             325,100 (See page 2)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       325,100 (See page 2)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,000 (184,500 + 204,600 + 325,100 + 7,800 + 7,000 + 20,000 + 41,000)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.19%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 792228108                   13G                    Page 5 of 12 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Park Avenue Small Cap Fund

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             7,800 (See page 2)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       7,800 (See page 2)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,000 (184,500 + 204,600 + 325,100 + 7,800 + 7,000 + 20,000 + 41,000)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.19%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 792228108                   13G                    Page 6 of 12 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Small Cap Stock Fund, Inc.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             7,000 (See page 2)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       7,000 (See page 2)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,000 (184,500 + 204,600 + 325,100 + 7,800 + 7,000 + 20,000 + 41,000)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.19%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 792228108                   13G                    Page 7 of 12 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Life Insurance Company of America
          Master Pension Trust

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             20,000 (See page 1)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       20,000 (See page 1)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,000 (184,500 + 204,600 + 325,100 + 7,800 + 7,000 + 20,000 + 41,000)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.19%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 792228108                   13G                   Page 8 of 12 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Employees' Incentive Savings Plan

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             41,000 (See page 1)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       41,000 (See page 1)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,000 (184,500 + 204,600 + 325,100 + 7,800 + 7,000 + 20,000 + 41,000)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.19%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 12 Pages


Item 1.     (a)   St. Mary Land & Exploration Co.

            (b)   1776 Lincoln St., Ste. 1100, Denver, CO 90203

Item 2.     (a)   Incorporated by reference to Item 1 of the second parts
                  of the cover page (Pages 1-8 of this Schedule 13G).

            (b)   201 Park Avenue South, New York, New York 10003


            (c)   New York, U.S.A.


            (d)   Common Stock Class A


            (e)   CUSIP 792228108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

            (a)   [ ] Broker or Dealer registered under Section 15 of the Act

            (b)   [ ] Bank as defined in section 3(a)(6) of the Act

            (c)   [ ] Insurance Company as defined in section 3(a)(19) of the
                      Act

            (d)   [ ] Investment Company registered under section 8 of the
                      Investment Company Act

            (e)   [ ] Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940

            (f)   [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Reg.
                      240.13d-1(b)(1)(ii)(F)

            (g)   [ ] Parent Holding Company, in accordance with Reg.
                      240.13d-1(b)(1)(ii)(G) (Note: See item 7)

            (h)   [X] Group, in accordance with Reg. 240.13d-1(b)(1)(ii)(H)

                                                             Page 10 of 12 Pages


Item 4.     Ownership.

            (a)    790,000 shares)
                                 )
            (b)    7.19%         ) Cumulative totals from Items 5-8, 9 and
                                 ) 11 of the second parts of the cover page
            (c)  (i) 184,500     ) (Pages 1-8 of this Schedule 13G) which
                (ii) 605,500     ) are incorporated herein by reference.
               (iii) 184,500     )
                (iv) 605,500

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

a. The Guardian Life Insurance Company of America ("Guardian Life"), an insurance company as defined in Section 3(a)(19) of the Act. IC.

b. Guardian Investor Services Corporation ("GISC"), a wholly-owned subsidiary of Guardian Life which is registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940, and which has entered into Investment Advisory Agreements with The Guardian Park Ave. Fund, Inc. and The Guardian Stock Fund, Inc. IA.

c.   The Guardian Park Ave. Fund, a mutual fund sponsored by Guardian
     Life and managed by GISC which is registered as an investment company under Section 8 of the Investment Company Act of 1940 (the "1940 Act"). IV.

d. The Guardian Stock Fund, Inc., a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the 1940 Act. IV.

e. The Guardian Park Avenue Small Cap Fund, a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the 1940 Act. IV.

f.   The Guardian Small Cap Stock Fund, a mutual fund sponsored by Guardian
     Life and managed by GISC which is registered as an investment company under
     Section 8 of the 1940 Act. IV.

                                                             Page 11 of 12 Pages


g. The Guardian Employees' Incentive Savings Plan, an employee benefit plan offered to employees of Guardian Life which is subject to the provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") EP.

h. The Guardian Life Insurance Company of America Master Pension Trust, a pension fund for the the employees of Guardian Life which is subject to ERISA. EP.

Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certification.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                      (This space intentionally left blank)

                                                             Page 12 of 12 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we each certify that the information set forth in this statement is true, complete and correct.

     Each of the undersigned hereby agrees that the forgoing Schedule 13G is to be filed on its behalf by The Guardian Life Insurance Company of America.

Date: February 11, 1998


The Guardian Life Insurance Company of America


By:  /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Executive Vice President


Guardian Investor Services Corporation


By:  /s/ John M. Smith
   ---------------------------------------------
     John M. Smith, President


The Guardian Park Ave. Fund


By:  /s/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Stock Fund, Inc.


By:  /s/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Park Avenue Small Cap Fund


By:  /s/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Small Cap Stock Fund


By:  /s/  John M. Smith
   ---------------------------------------------
     John M. Smith, President


The Guardian Employees' Incentive Savings Plan


By:  /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Trustee



The Guardian Life Insurance Company of America
     Master Pension Trust


By:  /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Trustee